EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jerry S. Buckley (Media) (856) 342-6007 Leonard F. Griehs (Analysts) (856) 342-6428

CAMPBELL ANNOUNCES PRICE INCREASE FOR SOUPS AND OTHER SELECTED U.S. PRODUCTS

     CAMDEN, NJ, January 5, 2005—Campbell Soup Company (NYSE: CPB) today announced an increase in the list price of selected soups and other domestic retail products effective February 28, 2005.

     The price increase represents an approximate 4.8% weighted average price increase across Campbell’s U.S. Soup, Sauces and Beverages segment. The price increase is intended to partially offset cost increases in commodities, ingredients, and packaging materials. Over the past four years, Campbell has made significant investments in its U.S. Soup, Sauces and Beverages segment, including investments in product quality, new products, and more convenient packaging, including easy-open lids on most canned soup products and plastic packaging for its soup, sauce and beverage brands.

     The company confirmed its fiscal year 2005 guidance for earnings per share to increase between 5 and 7 percent, excluding restructuring charges, from the adjusted fiscal year 2004 base of $1.58.

Non-GAAP Financial Information

     A reconciliation of the adjusted fiscal year 2004 earnings per share to the reported earnings per share can be found on the company’s website at www.campbellsoupcompany.com in the “Investor Center” section under the November 22, 2004 entry.

Forward-Looking Statements

     This release contains statements that are “forward-looking”. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the company. Please refer to the company’s most recent Form 10-K and subsequent filings for a further discussion of these risks and uncertainties. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

About Campbell Soup Company

     Campbell Soup Company is a global manufacturer and marketer of high quality soup, sauce, beverage, biscuit, confectionery and prepared food products. The company is 136 years old, with over $7 billion in annual sales and a portfolio of more than 20 market-leading brands. More than 24,000 employees around the world support the company. For more information on the company, visit Campbell’s website on the Internet at www.campbellsoupcompany.com.

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